                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                             VALRICO BANCORP, INC.
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                   920348109
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 920348109                   13G                 PAGE  2   OF  5  PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        DOUGLAS A. HOLMBERG
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        NOT APPLICABLE
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        U.S.A
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    Number of
                           5       Sole Voting Power

      Shares                       33,910
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        33,910
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        33,910
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 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
         EXCLUDES 100 SHARES OWNED BY SPOUSE OVER WHICH THE REPORTING PERSON DOES NOT HAVE SOLE OR SHARED VOTING OR DISPOSITIVE POWER
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 11     Percent of Class Represented by Amount in Row (9)

        11.03%
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 12     Type of Reporting Person (See Instructions)


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ITEM 1.
               (a)      Name of Issuer: VALRICO BANCORP, INC.

               (b) Address of Issuer's Principal Executive Offices 1815 STATE ROAD 60 EAST, VALRICO, FLORIDA 33594

ITEM 2.
               (a)      Name of Person Filing:
                        DOUGLAS A. HOLMBERG

                        Address of Principal Business Office or, if none,
               (b)      Residence
                        1321 N. VALRICO ROAD, VALRICO, FLORIDA 33594

               (c)      Citizenship: U.S.A.

               (d)      Title of Class of Securities: COMMON STOCK

               (e)      CUSIP Number: 920348109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS. SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a)      [   ] Broker or dealer registered under section 15
                              of the Act (15 U.S.C. 78o).

               (b)      [   ] Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c).
               (c)      [   ] Insurance company as defined in section
                              3(a)(19) of the Act (15 U.S.C. 78c).


               (d)      [   ] Investment company registered under section 8
                              of the Investment Company Act of 1940 (15
                              U.S.C 80a-8).

               (e)      [   ] An investment adviser in accordance with
                            ss.240.13d-1(b)(1)(ii)(E);

               (f)      [   ] An employee benefit plan or endowment fund in
                              accordance with ss.240.13d-1(b)(1)(ii)(F);

               (g)      [   ] A parent holding company or control person in
                              accordance with ss.240.13d-1(b)(1)(ii)(G);

               (h)      [   ] A savings associations as defined in Section
                              3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)      [   ] A church plan that is excluded from the
                              definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
               (j)      [   ] Group, in accordance with ss.240.13d-1(b)(1)
                              (ii)(J).

ITEM 4.        OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)      Amount beneficially owned:
                            33,910                     .
                        ------------------------------
               (b)      Percent of class:   11.03                          .
                                         ----------------------------------
               (c)      Number of shares as to which the person has:
                        (i)   Sole power to vote or to direct the vote 33,910.
                                                                       ------
                        (ii)  Shared power to vote or to direct the vote  0    .
                                                                        -------
                        (iii) Sole power to dispose or to direct the
                              disposition of    33,910        .
                                             -----------------
                        (iv)  Shared power to dispose or to direct the
                              disposition of      0         .
                                             ---------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS - NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY - NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP - NOT APPLICABLE.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP - NOT APPLICABLE.

ITEM 10.        CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        NOVEMBER 8 , 2000
                                        ------------------------------------
                                        Date

                                        /s/ Douglas A. Holmberg
                                        ------------------------------------
                                        Signature


                                        DOUGLAS A. HOLMBERG
                                        ------------------------------------
                                        Name/Title